                                                                   Exhibit 99.1

[AMKOR TECHNOLOGY LOGO]                                          NEWS RELEASE





                 AMKOR TECHNOLOGY TO SELL $250 MILLION IN NOTES

West Chester, PA, February 8, 2001 - Amkor Technology, Inc. (Nasdaq: AMKR) today announced its intent to sell $250 million principal amount of senior notes due 2008. Amkor intends to use the net proceeds of the issuance to repay a portion of the term loans outstanding under its secured credit facilities.

The notes are being sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


Contact:
Jeffrey Luth (Investors)                          Ken Jensen (Media)
610-431-9600 ext. 5613                            480-821-2408 Ext. 5130
jluth@amkor.com                                   kjens@amkor.com